NILAM UNIT AGREEMENT

                              EAST KALIMANTAN

         ROY M. HUFFINGTON, INC., ET AL. - TOTAL INDONESIE, ET AL.









     THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE TEXAS GENERAL
       ARBITRATION ACT ART. 224 (VERNON'S ANNOTATED TEXAS STATUTES)

     THIS AGREEMENT, by and among ROY M. HUFFINGTON, INC., a Delaware corporation ("Huffco"), VIRGINIA INTERNATIONAL COMPANY, a Virginia corporation ("Virginia"), THE SUPERIOR OIL COMPANY, a Nevada corporation, GOLDEN EAGLE INDONESIA LIMITED, a Bermuda corporation, UNION TEXAS FAR EAST CORPORATION, a Delaware corporation, and UNIVERSE TANKSHIPS, INC., a Liberian corporation (herein collectively referred to as the "Huffington Venturers"); and TOTAL INDONESIA ("Total"), a French corporation, and INDONESIA PETROLEUM, Ltd. ("Inpex"), a Japanese corporation (herein collectively referred to as the "Total Venturers"), subject in all respects to the concurrence of PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("Pertamina"),

                                WITNESSETH:

RECITALS:

     1. On the 8th day of August, 1968, Virginia and Huffco, on the one hand, and P. N. PERTAMBANGAN MINJAK NASIONAL (predecessor to Pertamina), on the other, entered into a Production Sharing Contract covering certain specified areas in the Republic of Indonesia. This contract, as the same has from time to time been amended since August 8, 1968, is hereafter for convenience referred to as the Huffco Contract and the area covered thereby as the Huffco Area.

     2. Those of the Huffington Venturers other than Huffco and Virginia have succeeded to undivided interests in the Huffco Contract, and the Huffington Venturers are the owners of the rights accorded to Huffco and Virginia thereunder. Huffco acts as contract operator for the Huffington Venturers in respect of petroleum operations under the Huffco Contract on the Huffco Area under and pursuant to; an Operating Agreement dated August 8, 1968, by and among the Huffington Venturers, or their predecessors in interest. Said Operating Agreement is hereafter for convenience referred to as the Huffco Operating Agreement.

     3. On the 6th day of October, 1966, Japan Petroleum Exploration Company, Ltd. (predecessor to Inpex in interest) entered into a Production Sharing Contract with P. N. PERTAMBANGAN MINJAK NASIONAL (predecessor to Pertamina) covering certain specified areas in Indonesia. This contract, as the same has from time to time been amended since October 6, 1966, is hereafter for convenience referred to as the Inpex Contract and the area covered thereby as the Total-Inpex Area.

     4. Total has succeeded to an undivided interest in the Inpex Contract and the Total Venturers are the owners of the rights accorded to Japan Petroleum Exploration Company, Ltd. thereunder. Total acts as contract operator for the Total Venturers in respect to petroleum operations under the Inpex Contract on the Total-Inpex Area under and pursuant to an Operating Agreement dated April 8, 1971, by and among the Total Venturers, or their predecessors in interest. Said Operating Agreement is hereafter for convenience referred to as the Total-Inpex Operating Agreement.

     5. The Huffington Venturers and the Total Venturers have heretofore conducted certain petroleum exploration activities on their respective areas, which areas have a common boundary. The results of such exploration indicate the presence of a geological structure straddling the common boundary. Within the geological structure hydrocarbons are contained on both sides of the common boundary. This geological structure has been designated the Nilam Structure.

     6. It is a requirement of the Government of the Republic of Indonesia, through its State Enterprise Pertamina, for the Total Venturers and the Huffington Venturers to cooperate mutually in the exploration, development and production of hydrocarbons from the Nilam Structure in accordance with the terms and conditions of the respective Production Sharing Contracts, the laws, rules and regulations applicable thereto AND SUBJECT ALWAYS to the concurrence and approval of Pertamina as provided in the Decision of Director General Oil and Natural Gas No. 402/D.D./Migas/1967 dated 20 December 1967.

                               THE AGREEMENT

     In consideration of the aforementioned recitals and upon the mutual promises, covenants and conditions herein contained, the Total Venturers and the Huffington Venturers hereby agree as follows, to wit:

                                 ARTICLE 1
                                Definitions

     For the purposes only of this Agreement the following terms shall have the definitions hereinafter set out. It is specifically agreed that such definitions shall not have the effect of modifying any of the defined terms under the Huffco Contract or the Inpex Contract.

     1.1 "Affiliate" means, with respect to any Party, a company or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party; and such control shall be deemed to exist only in the event the controlling company or entity owns shares of stock ownership which represent 50% or more of the total voting rights.

     1.2 "Budget" means a work program and budget for operations to be conducted under this Agreement on or in connection with the Unit Area for a calendar year. A Budget shall contain a properly itemized estimate of the cost to the items provided for in the related work program and a properly itemized estimate of all other expenditures to be made for the Oil Joint Account and/or the Gas Joint Account of the Parties during the calendar year to which it relates.

     1.3 "Combination Well" means a well with two or more completions, at least one of which is an Oil Well and at least one of which is a Gas Well, both of which are productive at the same time.

     1.4 "Gas" means hydrocarbons which exist in a gaseous state under original reservoir conditions, and hydrocarbons produced in a gaseous state from Oil Wells.

     1.5 "Gas Joint Account" means the account maintained by Operator covering expenditures for operations under the Gas Unit to be shared by the Parties in accordance with their respective
Participating Interests in the Gas Unit.

     1.6 "Gas Unit" means the unit formed hereby insofar as it relates to Gas and Natural Gas Liquids.

     1.7 "Gas Well" means any completion within the Unit Area producing or capable of producing Gas and no Oil.

     1.8 "Joint Operations" means all operations conducted by the Operator on behalf of the Parties under the terms of this Agreement.

     1.9 "Natural Gas Liquids" means liquid hydrocarbons obtained from Gas by condensation or extraction, including condensate, distillate, gasoline, propanes, butanes and other lighter hydrocarbons.

     1.10 "Non-Operators" means the Parties other than the Operator.

     1.11 "Non-Unitized Substances" means all substances which the Huffington Venturers and the Total Venturers have the right to explore for and produce under the Huffco Contract and the Inpex
Contract, respectively, other than Unitized Substances.

     1.12 "Oil" means hydrocarbons which exist in a liquid state under original reservoir conditions, excluding, however, any part thereof constituting Gas as defined above.

     1.13 "Unit Area" is defined to be (a) as to areal extent, that area outlined on the map, attached hereto as Exhibit "A" and hereby made a part hereof, which area is more particularly described in Exhibit "B", attached hereto and hereby made a part hereof and (b) as to subsurface extent, that interval extending from the surface of the ground down to and including, but not below, the point appearing in the Huffco No. 20 Nilam Well at the electric log depth of 13,657 feet, being 100 feet below the base of the G-61 sand, or the stratigraphic equivalent of such point throughout the area described in Exhibit "B". The Parties agree that the description of the Unit Area contained in Exhibit "B" shall be sufficient for the purposes hereof but agree to cause an on the ground survey to be made of such area which shall be executed by the Parties for identification with this Agreement, and such survey shall govern in the event of any dispute concerning the Unit Area.

     1.21 "Unit Operating Committee" means the committee provided for in Section 8.1.

     1.22 "Unitized Substances" means all Oil, Gas and Natural Gas Liquids produced, saved and sold from the Unit Area.

                                 ARTICLE 2

                          Participating Interests

     2.1 The Participating Interests of the Parties in Oil and in the Oil Unit, until adjusted as provided for in Section 2.2, shall be as follows:

           Huffington Venturers:        70.0%
           Total Venturer:              30.0%

     The Participating Interest of any Party comprised in the Huffington Venturers shall be that percentage share of the Participating Interest established above for the Huffington
Venturers as all of the Parties comprised in the Huffington
Venturers shall at any time and from time to time notify the Total Venturers in writing.

     The Participating Interest of any Party comprised in the Total Venturers shall be that percentage share of the Participating Interest established above for the Total Venturers as all of the Parties comprised in the Total Venturers shall at any time and from time to time notify the Huffington Venturers in writing.

     2.2 The Participating Interests set forth in Section 2.1 for the Oil Unit and the Gas Unit are based on preliminary estimates of initial proved Oil in place and Gas in place (excluding in connection with the estimate of Gas in place, any Gas in solution with Oil under original reservoir conditions), respectively, underlying the respective portions of the Huffco Area and the Total-Inpex Area included within the Unit Area. The Parties recognize that the data on which such estimates are based are incomplete, and therefore, such Participating Interests will be adjusted periodically in accordance with the following:

     (a) An interim redetermination of such Oil and Gas in place shall be made not later than September 1, 1981 based on data available on June 30, 1981.

     (b) A final redetermination shall be made not later than September 1, 1982 based on data available on June 30, 1982.

     Each such redetermination shall be made in accordance with the procedures set forth in Exhibit "D" hereto. In the event the Huffington Venturers and the Total Venturers are unable to agree within a reasonable time on any technical points of contention pertaining to the redetermination, such technical points shall be resolved by a mutually acceptable expert who shall be a competent petroleum engineering consultant or firm of petroleum engineering consultants agreed to by them. In the event that they do not agree upon an expert within thirty (30) days following notice by one to the other of the existence of such point of contention then either may request Pertamina to nominate an expert or firm of experts. At the time of making such request the Huffington Venturers and the Total Venturers shall each have the option of naming two persons or firms who should not be nominated. All costs relating to the expert's award shall be borne equally by the Huffington Venturers and the Total Venturers.

     The Participating Interests of the Huffington Venturers and the Total Venturers in Oil and in the Oil Unit will be adjusted so as to be in the same ratio as the redetermined initial proved Oil in place underlying, respectively, those portions of the Huffco Area and the Total-Inpex Area in the Unit Area, and the Participating Interests of the Huffington Venturers and the Total Venturers in Gas and Natural Gas Liquids and in the Gas Unit will be adjusted so as to be in the same ratio as the redetermined initial proved Gas in place (excluding in connection with the redetermination of Gas in place any Gas in solution with Oil under original reservoir conditions) underlying, respectively, those portions of the Huffco Area and the Total Inpex Area in the Unit Area. Each such adjustment of Participating Interests shall be made on the first day of the month following the redetermination and will be effective as of the effective date of this Agreement as though the revised Participating Interests had been originally set forth in Section 2.1.

     The Parties recognize that each adjustment of Participating Interests pursuant to this Section 2.2 will require Pertamina's approval before being used for purposes of the Huffco Contract and the Inpex Contract. Pertamina has agreed that in granting or withholding such approval it will apply the allocation principle set forth in this Section 2.2 and the methodology for redetermination of reserves set forth in Exhibit "D" hereto and that, pending such approval, the adjusted Participating Interests may be used on a provisional basis for Production Sharing Contract purposes.

     Subject to the provisions of Article 11 costs previously charged to the Oil Joint Account and the Gas Joint Account will be reallocated among the Parties, in a manner acceptable to Pertamina, so as to be consistent with the adjusted Participating Interests for the Oil Unit and the Gas Unit, respectively, and as soon as practicable after each adjustment the Operator will prepare the necessary invoices or credits due from or to the Non-Operators so as to give effect to such reallocations. On the first day of the first calendar month following receipt of the approvals referred to in Article 18 and on the date of each such adjustment of Participating Interests the historical gross production of Unitized Substances, including production taken by Pertamina, will be adjusted so as to allocate to the Huffco Area that portion of such production equal to the Participating Interests of the Huffington Venturers and to the Total-Inpex Area that portion of such production equal to the Participating Interests of the Total Venturers; and the gross revenues realized by the Parties and by Pertamina from the disposition of such production, calculate din accordance with Section 10.2, will be similarly adjusted and allocated. As soon as practicable after such adjustments Operator will prepare a statement showing the amounts by which the Parties have received more or less than their Participating Interest shares of such revenues, and those Parties who have received more than their Participating Interest share will make appropriate payments to the other Parties. For purposes of the foregoing sentence revenues from Unitized Substances realized by Pertamina under the Huffco Contract will be deemed realized by the Huffington Venturers, and revenues from Unitized Substances realized by Pertamina under the Inpex Contract will be deemed realized by the Total Venturers. It is recognized that such adjustments will require further adjustment between the Parties and Pertamina in accordance with the terms of the Huffco Contract and the Inpex Contract, and these adjustments will be made in due course.

     2.3 All costs incurred under and pursuant to this Agreement in connection with the exploration, development and operation of the Unit Area for the production of Unitized Substances shall be deemed to have been incurred from the Huffco Area under the Huffco Contract and the Total-Inpex Area under the Inpex Contract in the ratio of the applicable respective Participating Interests of the Huffington Venturers and the Total Venturers. All Unitized Substances produced, saved, and sold shall be deemed to have been produced from the Huffco Area under the Huffco Contract and the Total-Inpex Area under the Inpex Contract in the ratio of their applicable respective Participating Interests.

                                 ARTICLE 3

              Interim Operations and Non-Unitized Operations

     3.1 Notwithstanding anything to the contrary herein contained, in particular the effective date of this Agreement, each of the Huffington Venturers and the Total Venturers, acting through its respective contract operator, reserves the right, at its sole cost, risk and expense, to drill for Unitized Substances within that part of the Unit Area covered by its Production Sharing Contract, provided that actual drilling on any such well commences on or prior to June 30, 1981. Drilling operations for any well which are incomplete on July 1, 1981 will, at the option of the drilling Party, either be abandoned or continuously prosecuted to completion or abandonment, as provided below. The Party conducting such drilling operations shall (a) act as a reasonably prudent operator, (b) accord the other Parties all rights which Operator is obligated hereunder to accord to the Parties, (c) keep Operator fully informed with respect to all aspects of such operations and
(d) exercises reasonable precautions to prevent interference with Joint Operations.

     When any well drilled under the preceding paragraph has reached its total depth and has been logged and tested to the satisfaction of the drilling Party, notice shall be given to Operator, together with a recommendation as to which course of action specified in (a), (b) and (c) below should be followed. Operator shall immediately notify the members of the Unit Operating Committee, including its own recommendations with respect to such well, and within forty-eight (48) hours of such latter notification each member of the Unit Operating Committee shall inform Operator of its vote and Operator shall tally the votes of the members of the Unit Operating Committee and inform the drilling Party whether such well should be (a) completed for the production of Unitized Substances and, if such be the case, in which zone or zones such completion should be made, (b) temporarily abandoned or (c) plugged and abandoned. Any Party failing to notify Operator of its vote within such forty-eight (48) hour period shall be deemed to have voted in favor of Operator's recommendation. The drilling Party shall within a reasonable time after being informed of the decision of the Unit Operating Committee complete operations on such well in accordance with such decision; provided, that in carrying out such operations the drilling Party shall adhere to the same standards prescribed and be liable to the same extent as provided in Section 7.2.6.

     If the decision of the Unit Operating Committee is that such well be completed for the production of Unitized Substances, the completion costs (consisting of all costs incurred after the decision to complete is given to the drilling Party, except demobilization costs) shall be reimbursed to the Party conducting the operations upon receipt of an invoice for same and shall be charged to the Oil Joint Account or the Gas Joint Account as provided in Section 11.4. The costs of drilling the well (being all costs except completion costs) shall be reimbursed to the drilling Party and charged to the Oil Joint Account or the Gas Joint Account at the time of the final adjustment of Participating Interests as provided in Section 2.2 or at the time such well is actually placed on production, whichever first occurs.

     If the decision of the Unit Operating Committee is to abandon temporarily or plug and abandon such well and such well did not prove, in accordance with the standards set forth in Exhibit "D" hereto, the presence of two billion standard cubic feet of Gas (excluding Gas in solution with Oil under original reservoir conditions) in place, the costs of drilling (and of temporarily abandoning or plugging and abandoning) such well shall not be reimbursed to the drilling Party and charged to the Oil Joint Account or the Gas Joint Account unless and until, pursuant to ta decision of the Unit Operating Committee, the well shall be utilized for Oil Unit or Gas Unit purposes.

     3.2 Each of the Huffington Venturers and the Total Venturers, acting under the terms of its respective Operating Agreement, reserves the right, at its sole cost, risk and expense, to drill for and produce Non-Unitized Substances within the areal extent of that part of the Unit Area covered by its respective Production Sharing Contract at depths below the Unit Area. In exercising this right, the drilling party shall exercise reasonable precaution to prevent interference with Joint Operations. The costs applicable to any such well incurred from and after the point at which the well has reached total depth and before the well is completed or abandoned shall be borne as follows:

           3.2.1 If the well is completed as a producer of Non-Unitized Substances or abandoned, such cost shall be borne by the drilling party.

           3.2.2 If, although projected as a well to be drilled in search of Non-Unitized Substances, the drilling Party recommends, and the Unit Operating Committee approves, that the well be completed for Unitized Substances, the approved completion operations will be accomplished by the drilling Party as specified by the Unit Operating Committee and the drilling and completion costs thereof applicable to the Oil Unit and/or the Gas Unit, determined as provided in Section 11.4, shall be reimbursed to the drilling Party and charged to the Oil Joint Account or the Gas Joint Account, as may be appropriate; provided, that if such well was commenced prior to July 1, 1981, the provisions of Section 3.1 shall apply.

     3.3 If a well is approved by the Unit Operating Committee and drilled in search of Unitized Substances, the well may be, with approval of the Unit Operating Committee, drilled beyond the Unit Area and completed to produce Non-Unitized Substances. In such instance the portion of drilling and completion costs of such well applicable to Non-Unitized Substances, determined as provided in
Section 11.4, shall be borne by the Huffington Venturers, if the well is located on the Huffco Area, or by the Total Venturers, if the well is located on the Total-Inpex Area.

                                 ARTICLE 4

                           Ownership of Property

     All property, whether real or personal, acquired by Operator at the cost of the Parties for use in Joint Operations shall be owned in accordance with the Production Sharing Contract covering the area upon which such operations were conducted. Any right of use or other interest in such property which under the applicable Production Sharing Contract is granted to "Contractor" shall be owned by the Huffington Venturers and the Total Venturers in accordance with their applicable respective Participating Interests. Such interest of the Huffington Venturers shall be owned by each of them in proportion to their respective ownership of interest in the Huffco Contract, subject to the provisions of that certain Joint Venture Agreement, dated August 8, 1968, by and among the Huffington Venturers, or their predecessors in interest and the Huffco Operating Agreement. Such interest of the Total Venturers shall be owned by each of them in proportion to their respective ownership of interest in the Inpex Contract, subject to the provisions of the Total-Inpex Operating Agreement.

                                 ARTICLE 5

                                The Venture

     5.1 The Parties hereto agree in accordance with and subject to the provisions of this Agreement and of the respective Production Sharing Contracts to carry out a program of exploration for and development of Unitized Substances in the Unit Area, such exploration and development to include the installation and operation of all necessary and desirable facilities in or outside the Unit Area.

     5.2 It is understood and agreed that this Agreement shall not affect the rights, duties and obligations of the Huffington Venturers, inter se, under the Joint Venture Agreement dated August 8, 1968 by and among the Huffington Venturers, or their predecessors in interest, or the Huffco Operating Agreement, nor will it affect the rights, duties and obligations of the Total Venturers, inter se, under the Total-Inpex Operating Agreement; provided, that the voting procedures set forth herein will control with respect to the conduct of Joint Operations.

                                 ARTICLE 6

                        Obligations of the Parties

     It is not the purpose of this Agreement to amend or modify in any way the terms and provisions of the Huffco Contract or the Inpex Contract. The Huffington Venturers and the Total Venturers understand and agree that each is solely responsible to Pertamina with respect to its respective Production Sharing Contract with the effect that the obligations and rights of the Parties vis-a-vis Pertamina with respect to their respective Production Sharing Contracts remain unaltered by the terms of this Agreement. Without prejudice to the aforementioned understanding Unitized Substances produced, saved and sold and costs incurred in connection with exploration, development and operation of the Unit Area for the production of Unitized Substances are deemed allocated to the Inpex Contract and the Huffco Contract as herein provided. Any action which may be sanctioned by the Unit Operating Committee shall be subject to final approval by Pertamina, in accordance with the terms and conditions stipulated in the Inpex Contract and the Huffco Contract.

                                 ARTICLE 7

                                 Operator

     7.1 Subject to the terms and conditions hereof Huffco (or any successor Operator for the Huffington Venturers in respect of petroleum operations under the Huffco Contract chosen under the Huffco Operating Agreement) is hereby designated and agrees to serve as Operator for the Huffington Venturers and the Total Venturers in connection with operations on or in connection with the exploration, development and operation of the Unit Area for the production of Unitized Substances.

     7.2 Subject to the provisions of Article 3, Operator, under the terms and conditions set forth herein and in the Production Sharing Contracts, shall carry out and perform all operations on or in connection with the exploration, development and operation of the Unit Area for the production of Unitized Substances. Operator shall exercise all of the rights, powers and privileges with respect to such operations as provided herein, subject only to such restrictions as shall be placed upon Operator by this Agreement and the Unit Operating Committee. Specifically, Operator shall, subject to the provisions of this Agreement, the Huffco Contract and the Inpex Contract:

           7.2.1 Have exclusive control of all operations hereunder and employ all personnel reasonably required therefor;

           7.2.2     Acquire all assets, including any
     equipment, materials and supplies, necessary or desirable for carrying on all operations conducted hereunder;

           7.2.3     Represent the Parties with respect to
     such operations, including but not limited to filing such reports with Pertamina as may be required or as directed by the Unit Operating Committee;

           7.2.4     Prepare and submit to the Unit Operating
     Committee proposed programs and Budgets at the time and in the manner set forth in Article 9 hereof;

           7.2.5     Make from time to time such
     recommendations for the more efficient carrying out of the said operations hereunder as it may consider feasible;

           7.2.6 Carry out all of the said operations hereunder in a workmanlike manner, in accordance with sound oil field and engineering practices, in compliance with the terms of the Inpex Contract and the Huffco Contract and in full compliance with all applicable laws and regulations; provided Operator shall not be liable to the other Parties except for gross negligence or willful misconduct;

           7.2.7     Enter into such contracts as may be
     required in connection with operations hereunder;

           7.2.8 Promptly pay and discharge all costs and expenses incurred in connection with operations hereunder;

           7.2.9 Deliver in kind to each of the Parties at the respective field terminals their respective
     Participating Interest share of all Unitized Substances.

                                 ARTICLE 8

                         Unit Operating Committee

     8.1 There shall be established a Unit Operating Committee consisting of one representative appointed by each of the Parties. Each Party shall designate its respective representative by written notice of the other Parties as soon as reasonably practicable after the effective date hereof, and each by like notice may designate one or more alternate representatives, any one of whom shall be authorized to represent such Party in the absence of its representative. Operator's representative will be Chairman of the Unit Operating Committee. Each Party may by notice to the other Parties substitute its representative or any alternate at any time and from time to time, and such substitute shall have the same powers and duties as the person for whom he is substituting. Each representative may have such advisors as he deems necessary at any meeting of the Unit Operating Committee.

     8.2 The Unit Operating Committee shall meet if the representative of any Party shall request a meeting by giving not less than fifteen (15) days' notice to the other designated representatives, which notice shall specify the matter or matters to be considered at such meeting; provided, that if any shorter notice period is specified herein with respect to any meeting or voting requirement the latter shall prevail. The Unit Operating Committee shall meet at least twice in each year as provided in Sections 9.1 and 9.2 for the purpose of considering and deciding upon the Budget for the ensuing year.

     8.3   There shall also be established the Nilam Unit
Technical Subcommittee, which shall act only in an advisory capacity and shall be composed of representatives of each Party. Its chairman shall be one of Operator's represent-atives. The Nilam Unit Technical Subcommittee shall have, inter alia, the following functions:

     (a) to keep the Parties regularly informed of the execution of operations in the Unit Area;

     (b)   to cooperate in the preparation of work programs;

     (c)   to follow the progress of operations; and




     (d)   to prepare information and proposals for Unit
           Operating Committee meetings.

     Normally each meeting of the Unit Operating Committee shall be preceded by a meeting of the Nilam Unit Technical
Subcommittee.

     8.4 The Unit Operating Committee shall appoint such other subcommittees as it may desire for the purpose of advising it in connection with operations in the Unit Area.
Such subcommittees shall be comprised of representatives of the Parties and shall meet at such time and carry out such charges as may be directed by the Unit Operating Committee.
Operator shall at all time fully cooperate with the subcom-mittees in performing their charges.

     8.5 No decision on any matter shall be taken at any meeting of the Unit Operating Committee unless either prior notice as provided in Section 8.2 shall have been given or the representatives agree that a matter of which no prior notice has been given shall be dealt with at the meeting in question.




     8.6 Each of the Huffington Venturers will be entitled to vote that part of the Participating Interests of the Huffington Venturers as it is entitled to vote under the Huffco Operating Agreement; and each of the Total Venturers will be entitled to vote that part of the Participating Interests of the Total Venturers as it is entitled to vote under the Total-Inpex Operating Agreement. Notice shall be given by the Huffington Venturers to the Total Venturers respecting the entitlement to vote Participating Interests of any Party comprised in the Total Venturers, and any change therein. Except for those matters provided for in
Section 9.2 below all decisions of the Unit Operating Committee shall require the affirmative vote of Parties voting Participating Interests in the Gas Unit aggregating sixty-six and two-thirds percent (66 2/3%) at the time of the vote.

     8.7 All meetings of the Unit Operating Committee shall be held in Jakarta, Indonesia, or at such other place as may be agreed upon from time to time by the Parties.

     8.8 Any matter may be submitted to the Unit Operating Committee for consideration and vote without holding a meeting, provided that such matter is submitted in writing or by telegraph or telex or by telephone confirmed by tele-graph or telex to the other representatives. In such even each representative shall vote by giving written, telegraphed or telexed notice of such vote to Operator, and any decision so reached shall be binding on all the Parties hereto. Operator shall keep a written record of each such vote and the outcome of such voting.

                                 ARTICLE 9

                      Operating Programs and Budgets

     9.1 By not later than July 1 of each calendar year Operator shall submit to the Unit Operating Committee a proposed work program for the following calendar year. Each Party will furnish to Operator any comments or suggestions which it may have respecting such proposal as soon after receipt of same as may be reasonably practicable, and Operator shall furnish to each Party the comments and suggestions received. At a meeting of the Unit Operating Committee of be held during the third quarter (but not later than August 15) of such calendar year the proposed work program will be discussed, and Operator will respond to the comments and suggestions which it has received.

     9.2 By not later than September 1 of each calendar year Operator shall submit to the Unit Operating Committee a recommended Budget for the following calendar year. Such recommended Budget shall be based upon the proposed work program referred to in Section 9.1, incorporating therein such suggestions and recommendations as may have been approved by a consensus of the Unit Operating Committee, but also taking into account changes in conditions which may have occurred in the intervening period. At a meeting of the Unit Operating Committee to be held in September following the submission of such recommended Budget the same shall be voted on for approval under the following procedure. The
Huffington Venturers shall have one (1) vote and the Total
Venturers shall have one (1) vote, and approval of the Budget shall require the unanimous vote of the two.

     9.3 In the event a Budget is not approved under the procedure described in Section 9.2 above the Huffington Venturers and the Total Venturers shall, by not later than September 20, submit through Operator to Pertamina the Budgets which they respectively favor and will attempt to arrange a joint meeting with the appropriate representatives Pertamina to discuss the differences in the two Budgets.
The Budget which is approved by Pertamina shall be deemed the Budget approved by the Unit Operating Committee for the next calendar year.



     9.4   Subject to the foregoing provisions of this
Article 9, the Parties agree to cause their respective representatives on the Unit Operating Committee to adopt such Budgets as will comply with the requirements of the Huffco Contract and the Inpex Contract. Further, the
Huffington Venturers and the Total Venturers shall include their proportionate part of Budgets adopted under this
Article 9 in the work programs and budgets submitted to Pertamina under their respective Production Sharing
Contracts. In this regard Operator shall serve as liaison with Pertamina in seeking its approval of Budgets adopted under this Agreement.

                                ARTICLE 10

                        Distribution of Production

     10.1 Subject to the terms of the pertinent Production Sharing Contract, each of the Total Venturers and each of the Huffington Venturers may at all times take in kind or separately dispose of its respective Participating Interest share of each Unitized Substance. In accordance with the terms of the Inpex Contract and the Huffco Contract, Operator shall have the right to use in conducting operations under this Agreement so much of the Oil, Gas and Natural Gas Liquids so used shall not be considered saved and sold for purposes of this Agreement.

     10.2 During such period as one or more Parties are not taking their Participating Interest share of Unitized Substances in kind or separately disposing of the same, the other
Parties shall, with respect to Gas, and may, but shall not be obligated to, with respect to Oil and Natural Gas Liquids, take in kind or separately dispose of such share. In such event the Parties taking or separately disposing of such share shall, subject to the further provisions hereof, pay or cause to be paid to the non-taking Parties for such share on the basis of the fair market value thereof at the field terminal; provided, however, that such obligation to pay or cause to be paid shall be subject to whatever conditions are applicable to the Parties taking in kind or selling such Unitized Substances under the arrangements by which they are sold or taken in kind.

     Subject to the succeeding paragraph of this Section 10.2, such market value shall be determined on the basis of the price received for such Unitized Substances reduced by all costs incurred downstream from the field, including without limitation transportation, processing, insurance, capital and interest costs, and selling costs, including without limitation, any brokerage, commissions, discounts or rebates, but excluding, however, all cost of Joint Operations charged to the Oil Joint Account or the Gas Joint Account under the provisions of this Agreement. Upon request, the non-taking Parties shall be furnished reasonable documentation relative to the determination of such fair market value. The obligation to pay or cause to be paid provided for in this Section 10.2 is expressly limited to the non-taking Parties' Participating Interest share of funds in fact received by the taking
Parties as proceeds from the sale of Unitized Substances, and any payment by taking Parties to non-taking Parties shall be made promptly on receipt of funds.

     The fair market value of Gas which is processed and manufactured into liquefied natural gas ("LNG"), for purposes of accounting hereunder shall in no event exceed that portion of the net proceeds for such LNG received by Parties after deducting all project and marketing costs incurred in pro-cessing and selling of such gas. For purposes of accounting hereunder the fair market value of Oil and of Natural Gas Liquids which are mixed in storage with Oil and are sold as a part of such Oil shall be equal to the applicable price used for the recovery of "Operating Costs" under the Huffco
Contract and the Inpex Contract.

     The Parties agree to enter into such arrangements as may be necessary to insure the effectiveness of this Section
10.2. The provisions of this Section 10.2 shall not, however, prevent Pertamina from exercising any of its rights and options on this subject as provided in the Huffco Contract and the Inpex Contract.

                                ARTICLE 11

                            Costs and Expenses

     11.1 All costs and expenses of whatsoever kind and nature incurred by Operator in performance of Joint Opera-tions shall be charged to the Oil Joint Account or the Gas Joint Account in accordance with the provisions of this Agreement and shall be borne and paid by the Parties as provided in Sections 11.3 and 11.4. Any significant departure from an agreed Budget shall be approved by the Unit Operating Committee before being put into execution. If any such departure from an agreed Budget requires approval of Pertamina under the Huffco Contract or the Inpex Contract, then Operator shall promptly furnish to Pertamina information concerning such Budget departure. Operator shall not make expenditures nor incur liabilities on behalf of the Parties for non-budgeted items without prior approval of the Unit Operating Committee unless such expenditures or liabilities are within:

           11.1.1    The equivalent of U. S. $100,000.00
           (Operator shall promptly report such non-budgeted items and approval by the Unit Operating Committee thereof shall constitute Operator's authority to again make non-budgeted liabilities not in excess of the U. S. $100,000.00 limitation); or

           11.1.2    10% excess of the amount specified for
           an individual category of an agreed program.

This limitation shall not apply, and Operator is expressly authorized to make expenditures and incur liabilities without prior authorization or approval, when necessary or advisable, in Operator's judgment, to deal with unforeseen emergencies, including, but not limited to, well blowouts and fires. Operator shall promptly report to the other Parties the nature of any such emergency and the estimated related expenditures.



     11.2 It is understood that Operator may from time to time use for the benefit of all Parties in accordance with approved Budgets the services of other persons, firms and corporations, including purchasing, engineering, legal, geophysical, geological, treasury, insurance, auditing, re-export, payroll and accounting and other miscellaneous services and advise, the cost of which shall be charged to the Oil Joint Account or the Gas Joint Account, as may be applicable.

     11.3 The following procedures will be followed so that costs and investments made by the Parties respecting exploration development and operations of the Unit Area for the production of Unitized Substances will be in the ratio of their applicable respective Participating Interests for the Oil Unit and the Gas Unit.

           11.3.1    All charges to the Oil Joint Account
           shall be borne by the Parties in the ratio of their respective Participating interests in the Oil Unit, and all charges to the Gas Joint Account shall be borne by the Parties in the ratio of their respective Participating Interests in the Gas Unit, subject, in each case, to adjustment as provided in Section 2.2.



           11.3.2 All costs and expenses incurred by Operator after the date of execution hereof for Joint Operations under this Agreement shall be charged to the Oil Joint Account or the Gas Joint Account as provided in Section 11.4

           11.3.3 In the execution of work programs prior to the date of execution hereof Huffco, acting as Contract Operator for the Huffington Venturers, and Total, acting as Contract Operator for the Total Venturers, have performed seismic operations, drilled wells and otherwise incurred costs and made investments related to the exploration, development and operation of the Unit Area for the production of Unitized Substances. The Parties estimate that, subject to verification upon audit on or before the expiration of one (1) year from the date of execution hereof, as of such date such costs and investments are as follows:

               (a)   The Huffington Venturers' portion of
               such costs and investments applicable to the Oil Unit are U. S. $66,380.54 and of such costs and investments applicable to the Gas Unit are U. S. $154.162,126.



               (b)   The Total Venturers' portion of such
               costs and investments applicable to the Oil Unit are U. S. $32,756,015 and of such costs and invest-ments applicable to the Gas Unit are U. S.
               $62,109,354.

           11.3.4    The costs and investments applicable to
           The Oil Unit estimated to have been incurred as of the date of execution hereof shall be charged to the Oil Joint Account and reimbursed to the Parties by whom initially incurred on the first day of the first calendar month following receipt of the approvals referred to in Article 18. If the audit of such costs and investments mentioned above discloses any dis-crepancies with respect thereto, appropriate adjustments will be made.

           11.3.5    With respect to costs and investments
           applicable to the Gas Unit estimated to have been incurred as of the date of execution hereof the following shall apply:

               (a) All of such costs and investments, other than drilling and completion costs, shall be charged to the Gas Joint Account and reimbursed to the Parties by whom initially incurred on the first day of the first calendar month following receipt of the approvals referred to in Article 18.

               (b)   Drilling and completion costs will be
           subject to the following:

                     (i)  If pursuant to a decision of the
               Unit Operating Committee a Gas well which has been drilled on the date of execution hereof should be placed on production prior to the final adjustment of Participating Interests as provided in Section 2.2, the costs of drilling and, if applicable, completing such well incurred prior to the date of execution hereof will be charged to the Gas Joint Account and reimbursed to the Parties by whom initially incurred at the time such well is actually placed on production.

               (ii)  The remainder of such drilling and
               completion costs will be charged to the Gas



               Joint Account and reimbursed to the Parties by whom initially incurred at the time of the final adjustment of Participating Interests as provided in Section 2.2.

           If the audit of such costs and investments men-tioned above discloses any discrepancies with respect to any of such costs and investments previously charged to the Gas Joint Account, appropriate adjustments will be made.

     11.4 Certain wells and facilities are or will be capable of utilization, and may be so utilized, at one time or another and from time to time in connection with the Oil
Unit, the Gas Unit and/or Non-Unitized Substances. Costs allocable to such wells and facilities will be allocated as provided below.

           11.4.1  During any period in which a well is
     utilized solely for the Oil Unit and risk and expense of operating the same will be wholly for the Oil Joint Account. Conversely, during any period in which a well is utilized solely for the Gas Unit such risk and expense will be wholly for the Gas Joint Account, and during any period in which a well is utilized solely for Non-Unitized Substances such risk and expense will be wholly for the account of those parties on whose Production Sharing Contract Area the well is located.

           11.4.2  During any period in which a well is
     operated as a Combination Well or a combination of an Oil Well and/or Gas Well and a well producing Non-Unitized Substances the portion of risk and expense of operating such well to be allocated to the Oil Joint Account will be in the ratio that the number of completions producing Oil in such well bears to al producing completions in such well, and the portion of risk and expense of operating such well to be allocated to the Gas Joint Account will be in the ratio that the number of completions producing Gas in such well bears to all producing completions in such well. The remainder of such risk and expenses will be allocated to those Parties on whose Production Sharing Contract area the well is located. Downhole repair and workover costs of such wells will be for the Oil Joint Account, if an Oil Well is repaired or worked over, for the Gas Joint Account, if a Gas Well is repaired or worked over, and for the account of those Parties on whose Production Sharing
     Contract area the well is located, if a well producing
     Non-Unitized Substances is repaired or worked over.

           11.4.3 All costs of reworking, recompleting or converting a well into an Oil Well will be for the Oil Joint Account. Conversely, such costs respecting a Gas Well will be for the Gas Joint Account, and such costs respecting a well to produce Non-Unitized Substances will be for the account of the Parties on whose Production Sharing Contract the well is located.

           11.4.4 While it is recognized that both Oil and Gas will be produced from Oil Wells, for purposes of this Agreement Oil Wells will be considered to be wells utilized solely for the Oil Unit, and the risk and expense of operating such wells will be borne as pro-vided above; provided, however, that the costs of treating and storing (included but not limited to compression, dehydration and reinjection) Gas produced and saved from Oil Wells will be charged to the Gas Joint Account.





           11.4.5    Subject to the provisions of Section
     11.4.6 below, at the time a well is initially completed the investment costs of such well allocable to Unitized Substances will be charged to the Oil Joint Account, if the well is to be utilized initially for the Oil Unit, or to the Gas Joint Account, if the well is to be utilized initially for the Gas Unit. If a well is initially completed as a Combination Well, such investment costs will be allocated between the Oil Joint Account and the Gas Joint Account in the Proportions that the number of Oil Well completions and Gas Well completions, respectively, in such well bears to the total number of completions in such well within the Unit Area.

           11.4.6 If the Unit Operating Committee should approve the drilling of a well to the G-61 sand, the Parties on whose Production Sharing Contract area the well is located may, not later than (30) days before actual drilling operations on such well are commenced, request Operator to drill such well to test an objective below the base of the Unit Area; and Operator will carry out such requested operations below the base of the Unit Area for the benefit of and subject to the instructions of the Parties making the request.



     In such event the Parties making such request shall bear the costs of such well below the base of the Unit
     Area in accordance with the following:

           (a) The portion of intangible drilling costs incurred in drilling the well to be allocated to operations below the base of the Unit Area will be determined by multiplying (a) total intangible drilling costs for the well, minus (b) the costs which are allocable solely to specific zones as provided in Section 11.4.7, by a faction, the numerator of which is the number of days elapsed from the time the drilling bit passes through the base of the Unit Area until total depth in the well is reached and the denominator of which is the total number of days elapsed from the time actual drilling operations on the well are commenced until total depth in the well is reached, and adding to the product obtained costs which are allocable solely to zones below the base of the Unit Area as provided in Section 11.4.7.

           (b)  The portion of tangible drilling costs
       including but not limited to the wellhead, wellhead


       equipment and tubulars, to be allocated to operations below the base of the Unit Area will be in the proportion that the number of initial completions in the well below the base of the Unit Area bears to total initial completions in the well; pro-vided, however, that in the event no initial completion is made in the well below the base of the Unit Area there shall be allocated to operations below the base of the Unit Area the extra costs, if any, incurred in modifying the well program for tangibles from that historically used in drilling and equipping a well drilled to the base of the Unit Area.

       11.4.7 The Parties recognize that in the course of drilling a well certain operations and procedures will be conducted which are property allocable solely to the zone on which they are performed. Such operations and procedures include, but are not limited to, testing, shooting, acidizing, perforating and performing squeeze jobs. If a well is being drilled below the base of the Unit Area pursuant to Section 11.4.6, it is agreed that each such cost will be allocated to the zone to which it relates for purposes of determining the portion of intangible drilling costs allocable to the Oil Joint



     Account and/or the Gas Joint Account, on the one hand, and to the Non-Unitized Substances, on the other hand.

           11.4.8 It is recognized that while certain faci-lities will serve only the Unit Area (the costs of which will be allocated between the Oil Unit and the Gas Unit in the manner provided below in this Section 11.4.8), other facilities will serve both the Unit Area and other areas. The portion of investment costs of facilities serving more than one area will be allocated among the areas served on the basis of the following:

               (a) Investment costs of facilities placed in service or to be placed in service solely in connection with the production of Oil will be allocated between the Oil Unit and other areas served on the basis of relative BTU content of Oil in the place in each such area.

           (b) Investment costs of facilities placed in service or to be placed in service solely in connection with the production of Gas and/or Natural Gas Liquids will be allocated between the Gas Unit and other areas served on the basis of relative BTU content of Gas in place in each such area.

           (c) Investment costs of facilities placed in service or to be placed in service in connection with the production of Oil, Gas and Natural Gas Liquids will be allocated between the Unit Area and other areas served on the basis of relative BTU content of Oil and Gas in place in each such area.

           The foregoing allocations are subject to the following:

           (d) Facilities placed in service or to be placed in service in connection only with the production or handling of Oil and Natural Gas Liquids will be deemed placed in service solely for Oil in the proportion that estimated total Oil throughput bears to estimated total throughput of Oil and Natural Gas Liquids over the life of the facilities, and the remainder of such facilities will be deemed placed in service solely for Natural Gas Liquids.



               (e) Investment costs of facilities heretofore placed in service or approved by the Parties before January 1, 1983 will, on the first day of the first calendar month following receipt of the approvals referred to in Article 18 or when incurred, whichever is later, be allocated among the areas served on the basis of relative BTU content of the applicable type of hydrocarbons initially in place in each such area. Such allocation will be adjusted on January 1, 1983 based upon such redetermination of relative BTU content of hydrocarbons initially in place which may have been made at that date.

               (f)   Investment costs of facilities approved
           by the Parties in any year after 1982 will be allocated among the areas served on the basis of relative BTU content of the applicable type of hydrocarbons remaining in place in each such area as of January 1 of the year in which such facilities are approved by the Parties.

               (g) There will be no adjustment of the allo-cation of investment costs among areas except as provided in (e) above unless the Huffington Venturers and the Total Venturers agree to such, using the voting procedure specified in Section 9.2.


           At the time investment costs are allocated to the Unit Area they will be further allocated between the Oil Unit and the Gas Unit on the basis of the following:

           (h)       Investment costs of facilities serving
     only the Oil Unit will be charged to the Oil Joint
     Account, and investment costs of facilities serving only the Gas Unit will be charged to the Gas Joint
     Account.

           (i)       Investment costs of facilities serving
     the Oil Unit and the Gas Unit will be allocated between the two as follows:

                     (i)  Costs of facilities placed in
           service or approved by the Parties prior to January 1, 1983 will be allocated ten percent
           (10%) to the Oil Unit and ninety percent
           (90%) to the Gas Unit.  Such allocations will



           be adjusted as of January 1, 1983 to be in the ratio of the relative BTU content of oil, on the one hand, and Gas, on the other hand, initially in place in the Unit Area as determined by the Parties pursuant to the redetermination of Oil and Gas in place provided for in
           Section 2.2 (b).

                     (ii)  Costs of facilities approved by
           the Parties in any year after 1982 will be allocated on the basis of relative BTU content of Oil, on the one hand, and Gas, on the other hand, remaining in place in the Unit
           Area as of January 1 of the year in which such facilities are approved by the Parties.

     The portion of investment costs allocated to the Oil Unit under the foregoing will be charged to the Oil Joint Account, and the portion of such costs allocated to the Gas Unit will be charged to the Gas Joint Account.

For purposes of this Section 11.4.8, a barrel of Oil will be deemed to contain 5.6 million BTU's, and a standard MCF of Gas will be deemed to contain 1.1 million BTU's. Further, in the case of computation of BTU content of Gas there shall be excluded from the computations provided for above the BTU content of Gas in solution with Oil under original reservoir conditions.

     11.4.9 The costs of operating facilities serving the Unit Area will be allocated between the Oil Unit and the Gas Unit as provided in the Unit Accounting
Procedure.

     11.5 In the event a well is drilled below the base of the Unit Area in accordance with the terms hereof the Huffington Venturers and/or the Total Venturers, as owners of Production Sharing Contract rights below the base of the Unit Area, agree to bear and pay the portion of the operating costs and investments applicable to below the base of the Unit Area and to Non-Unitized Substances determined as provided above.

     11.6 Upon request of Operator, each Party shall advance to Operator from time to time, its proportionate part of any agreed Budget on a monthly basis. At least fifteen (15) business days before the end of each month, Operator shall deliver to each Party a written request that such Party advance its share of Budget funds estimated to be paid out during the ensuing month. To the extent that payments exceed advances or advances exceed payments during the preceding month, Operator shall adjust its next ensuing request for advance by an amount equal to such deficiency or excess. Each such request shall specify the various currencies required, the total amount thereof and the names and addresses of the banking institutions where such currencies are to be credited to Operator's account. Each Party shall furnish its respective share of advances in the required currencies no later than the last day of the month during which such request was delivered by Operator. In addition to its regular monthly requests for funds, Operator may from time to time make special written requests to cover any unforeseen requirements, which special written request shall contain the information required in Operator's monthly request. Thereafter, the Parties shall provide the additional funds in the specified currencies within the period specified in
Article 1.4 of the Unit Accounting Procedure.

     Operator shall account for all sums advanced and shall furnish each Party monthly statements accurately reflecting the disposition of such advances and report all charges and credits to the Oil Joint Account and the Gas Joint Account in accordance with the Unit Accounting Procedure. Statements covering each month shall be sent by Operator to the Parties not later than forty-five (45) days after the end of such month. If any over or under expenditures of advanced funds are not adjusted by ensuing requests for advance of Budget funds as provided by this Article 11.6, each Party shall pay to Operator or Operator shall pay to each Party within fifteen (15) days after receipt of such statement the amount shown thereon to be due from such Party or from Operator.
If any payments as provided in this Article 11 are not made within the time specified herein, such unpaid amounts shall bear interest at the rate of one and one-half percent (1.5%) per month until paid. Further, Operator shall have the right to apply pro tanto all sums payable by Operator to such delinquent Party to the payment of the amounts due and unpaid by such Party.

     11.7 Each such statement for any period during any calendar year shall be subject to correction by the Operator or objection by each Party, provided that such correction or objection is made in writing within two (2) years after the end of such year, with adequate specification of the item or items corrected or objected to, and the reason for the correction or objection. Each statement that is not so corrected or objected to before the end of said period of two (2) years shall thereafter be final and conclusive.

     11.8 Operator shall assist Pertamina in its endeavor to keep books and accounts in accordance with the terms of the Inpex Contract and the Huffco Contract and at the direc-tion of the Unit Operating Committee may cause audits to be made of such books and accounts.

     11.9 Operator shall keep in accordance with generally accepted accounting practices accurate and itemized accounts and records of costs and expenditures arising out of the operations hereunder reflecting the status of the Oil Joint Account and the Gas Joint Account.

     11.10 All costs, expenses, credits, related matters and methods of handling the accounting with respect thereto shall be in accordance with the provisions of the Unit
Accounting Procedure.








                                ARTICLE 12

                                 Insurance

     12.1 Operator shall take out and keep in force all insurance required by law or decided upon by the Unit Operating Committee, provided, however that any Party may to the extent its own insurance (including self insurance) satis-fies the requirement of such law elect not to participate therein and provided further that it shall be a condition of such non-participation that the Party concerned:

           (a) give notice of its non-participation to the other parties;

           (b) obtain and maintain adequate insurance of its Participating Interest share of the risks covered or provide to the other Parties adequate evidence of its financial responsibility; and

           (c) do nothing which may interfere with the Operator's placing of such insurance for the other
     Parties.




     All insurance placed by any Party for its own account shall contain a waiver of rights of subrogation in favor of all the other Parties and of Operator and in favor of any con-tractor or sub-contractor with respect to which Operator shall have waived its rights of recourse in its capacity as Operator. Operator shall, upon request, furnish to Non-Operators all pertinent details relating to such insurance. Operator shall also furnish promptly to Non-Operators copies of reports or claims made under such insurance respecting accidental damage to wells or facilities located within the Unit Area.

                                Article 13

Rights, Access to Premises, Logs, Records and Confidentiality

     13.1  Total, as Contract Operator for the Total
Venturers, shall at all times have the right to participate with Operator in the settlement of any claims or disputes arising out of operations hereunder, and shall have the right to participate through its counsel, at the expense of the Total Venturers, in any litigation or arbitration arising out of operations under this Agreement. Operator shall, when any such activities are contemplated, give the other Parties reasonable notice thereof to enable them to have a representative present if they elect to do so.

     13.2 Operator shall keep accurate logs, date and records of all information acquired in conducting the opera-tions contemplated hereby and shall furnish the other Parties copies of same upon request. Likewise, samples of cores and cuttings of formation encountered in drilling wells will be furnished at Operator's local office in accordance with instructions of the Parties. Operator shall also furnish to Pertamina covering operations conducted pursuant hereto. Authorized representatives of the Huffington Venturers and the Total Venturers shall at all reasonable times and at their own risk have access to the premises where any opera-tion is being carried on by Operator and to all information and records of Operator pertaining to operations hereunder.

     13.3 Information gained by the Parties as a result of operations under this Agreement which has not been made public prior to the effective date of this Agreement or which is not made public under the terms hereof shall be treated as confidential between the Parties, including their respective Affiliates, and shall not be revealed to outside parties without prior written approval of all Parties which consent shall not be unreasonably withheld, consideration being given to reporting requirements of governmental agencies, stock exchanges, accounting practices and lending institutions. Any branch of the provisions of this Section 13.3 by a Party's Affiliate shall constitute a breach of this article by such Party. Nothing contained in this Section 13.3 shall prevent the Operator from furnishing data and information to representatives of the Government of the Republic of Indonesia or Pertamina.

                                ARTICLE 14

                               Force Majeure

     The obligations of each Party under this Agreement, other than the obligation to make money payments, shall be suspended while such Party is prevented or hindered from complying therewith, in whole or in part, by force majeure. As used herein, force majeure shall mean causes beyond the control of such Party and shall include but not be limited to strikes; lockouts; labor disturbances; acts of God; unavoidable accidents; acts of war (declared or undeclared) or conditions arising out of or attributable to war; shortage of necessary equipment, materials or labor, or restrictions thereof or limitations upon the use thereof; and delays in transportation. Any Party subject to force majeure shall take all reasonable actions necessary to remedy such a situation at the earliest possible date. Any Party proclaiming force majeure shall give prompt notice of same to the other Parties, including sufficient information as to the cause and anticipated date of removal.

                                ARTICLE 15

           Rules and Regulations, Applicable Law and Arbitration

     15.1 This Agreement is subject to all the provisions of the Huffco Contract and the Inpex Contract, as amended, to all valid and applicable laws, rules, regulations and orders of the Republic of Indonesia; and all operations shall be conducted in accordance with the provisions of the Huffco Contract and the Inpex Contract, as amended, and such laws, rules, regulations and orders.

     15.2 In the event of any dispute between the Parties as to the interpretation of the terms hereof this Agreement shall be construed in accordance with the laws of the State of Texas.



     15.3 Any dispute relating to the interpretation or performance of this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, effec-tive at the time. Any such dispute shall be heard and determined by a single arbitrator, appointed in accordance with such rules, provided that any such dispute shall be heard and determined by three (3) arbitrators so appointed, upon written request of any Party to such effect made within two (2) weeks after commencement of any such arbitra-tion proceeding. This covenant to arbitrate shall be enforce-able and judgment from any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
Any such arbitration shall be held in Toronto, Ontario, Canada, or at such other place as the Parties may mutually agree upon.

                                ARTICLE 16

                                  Notices

     All notices required or permitted hereunder shall be in writing and shall be deemed to have been properly given and delivered to a Party when delivered in person to an authorized representative of that Party, or when sent by telex (confirmed by air mail) or by telephone (confirmed by telex) to that Party at its address hereinafter specified:

               Huffco Indonesia,
               A Division of
               Roy M. Huffington, Inc.
               P. O. Box 2828
               19th Floor, Skyline Building
               Jalan Thamrin No 9
               Jakarta, Indonesia


               Attention:  President
               Telex Address:  79644421

               With Copy to:

               Roy Huffington, Inc.
               36th Floor, The 1100 Milam Building
               Houston, Texas   77002
               Attention:  Vice President Production
               Telex Address:  762-020

               Golden Eagle Indonesia Limited
               c/o Ultramar Company Limited
               90 South Bedford Road
               Mt. Kisco, New York   10549
               Telex Address:  137302

               Union Texas Far East Corporation
               P. O. Box 2120
               Houston, Texas   77001
               Attn:  Vice President and General Manager
               International Producing Operations
               Telex Address:  775255

               Universe Tankships, Inc.
               512 Gulf Building
               P. O. Box 1166
               Pittsburgh, Pennsylvania  15230
               Attn: Mr. E. D. Loughney - "Personal"







               Virginia International Company
               3900 Capital Bank Plaza
               P. O. Box 4576
               Houston, Texas   77210
               Attn: Mr. J. D. Taylor, President

               Total Indonesia
               Tromolpos 10/JKT
               Jakarta Pusat
               Cable:  TOTALINDO JAKARTA
               Telex:  796-44108
               Attn:   General Manager

       c.c.    Total Indonesia
               39/43 Quai Andre Citroen
               75739 Paris, CEDEX15
               Attn: Director General
               Telex Address:  270587 TOTALEX PARIS

               Indonesia Petroleum, Ltd.
               10th Floor, Toranomon 37 Mori Building
               NO. 5-1, Toranomon 3 - chome
               Minato-Ku, Tokyo 105, Japan
               Attn:  T. Kusuoka
               Telex Address:  242-4210 JAIPEX J


                                ARTICLE 17
                Relationship of Parties and Tax Provisions

     17.1 The rights, duties, obligations and liabilities of the Parties under this Agreement shall be several and not joint or collective, and each Party shall be responsible only for its obligations as set out herein. It is not the purpose or intention of this Agreement to create any part-nership, mining partnership or association, and neither this Agreement nor the operations hereunder shall be construed as creating any such relationship.



     17.2 Each Party elects to be excluded from the appli-cation of all of the provisions of Subchapter K of the United States Internal Revenue Code of 1954 as authorized by regulations promulgated by the Secretary or his delegate under Section 761 (a) thereof, insofar as such Subchapter or any portion or portions thereof may be applicable to such Party. The Parties agree to execute or join in such instru-ments as are necessary to make such election effective and hereby authorize and direct Operator to take such action with the proper administrative office or agency as may be necessary or convenient to effectuate such purpose.

                                ARTICLE 18

                 Effective Date and Term of this Agreement

     This Agreement shall become effective as of January 1, 1980 upon its being approved by the Government of the Republic of Indonesia and by Pertamina and approval being given by the Japanese Government to Inpex. Upon such approvals this Agreement shall remain in effect for so long as either one of the Huffco Contract and the Inpex Contract, and any extensions, renewals or renegotiations thereof, remains in effect.



                                ARTICLE 19

                            General Provisions

     19.1  This Agreement shall inure to the benefit of and
be binding upon the successors and assigns of the Parties hereto. If during the term hereof one or both of the Production Sharing Contracts terminate with respect to one or more of the Unitized Substances, Pertamina shall at that time succeed to the rights and obligations so affected of the Huffington Venturers or the Total Venturers, as the case may be, in
this Agreement.   No assignment or other transfer of this
Agreement shall be effective until such approval by Pertamina as may be required by the Production Sharing Contracts shall have been obtained. An assignment shall not relieve the assigning Party of its obligations hereunder without the express written consent of the non-assigning Parties.

     19.2 Article headings herein are for convenience only and shall not be considered in the interpretation or con-struction of this Agreement.






     19.3 None of the requirements or provisions of this Agreement shall be deemed to be waived by any Party by any failure to enforce any remedy or take advantage of any default and each Party hereto shall at all times have the right to require strict compliance with this Agreement by the other Parties.

     19.4 Unless otherwise clearly specified in this Agree-ment all sums of money set forth in this Agreement are expressed in United States Dollars.

     IN WITNESS WHEREOF, the Parties have caused these presents to be duly executed by their duly authorized officers on this the 3rd day of December, 1982, effective as of January 1, 1980.

                     TOTAL INDONESIE

                     By:  /S/

                     ROY M. HUFFINGTON, INC.

                     By:   /S/




                     INDONESIA PETROLEUM, LTD.

                     By:  /S/

                     VIRGINIA INTERNATIONAL COMPANY

                     By:   /S/

                     THE SUPERIOR OIL COMPANY

                     By:   /S/

                     GOLDEN EAGLE INDONESIA LIMITED

                     By:   /S/

                     UNION TEXAS FAR EAST CORPORATION

                     By:   /S/

                     UNIVERSE TANKSHIPS, INC.

                     By:   /S/



                                EXHIBIT B
                    Attached to Nilam Unit Agreement,
                     effective as of January 1, 1980


                         DESCRIPTION OF UNIT AREA

           From the southwest corner of the Badak Unit, being that unit created by instrument dated June 25, 1977 but effective as of January 1, 1976 by and among the Huffington Venturers and the Total Venturers, or their predecessors in interest, go directly west 1500 meters to a point whose coordinates are 117 degrees 22' 30.0" E and 0 degrees 23' 48.0" S; then go due south approximately 21 kms. to a point 300 meters south of the vegetation line marking the southerly side of the Mahakam River as of the effective date of the Nilam Unit Agreement and defined by coordinates
117 degrees 22' 30.0" E and 0 degrees 35' 10.0" S. From this point east, the unit boundary is 300 meters south of and parallel to such vegetation line marking the southerly side of the Mahakam River to a point defined by coordinates 117 degrees 28' 47.0" E and 0 degrees 23' 48.0" S; then go due west to the southwest corner of the Badak Unit. 0




























                                EXHIBIT "C"

     Attached to Nilam Unit Agreement, effective as of January 1, 1980.

                        UNIT ACCOUNTING PROCEDURE

                          I. GENERAL PROVISIONS

     1.    DEFINITIONS

     "Joint Property" shall mean the real and personal property subject to the Agreement to which this "Unit Accounting Procedure" is attached.

     "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

     "Controllable Material" shall mean Material which at the time is so classified in the Material Classification
     Manual as most recently recommended by the Council of Petroleum Accountants Societies of North America.





     Terms used in this Unit Accounting Procedure which are defined in the Agreement shall have the meaning attributed to them in the Agreement.

     2.    PURPOSE - CONFLICT WITH AGREEMENT
     The purpose of this Unit Accounting Procedure is to establish equitable methods for determining charges and credits, with no duplication thereof, applicable to operations under the Agreement. In the event any of such methods prove unfair or inequitable, to Operator or Non-Operators, the Parties will meet and in good faith negotiate with respect to changes in methods necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of this Unit Accounting Procedure and of the Agreement to which this Unit Accounting Procedure is attached, the provisions of the Agreement shall control.

     3.    STATEMENTS AND BILLINGS

     Operator shall furnish Non-Operators, on or before forty-five (45) calendar days following the last day of each month, a statement showing their proportionate shares of all expenditures and receipts, as recorded during such month. Such statements will reflect all charges and credits to the Oil Joint Account and the Gas Joint Account, summarized by appropriate classifications indicating the nature thereof, detailed to permit application of costs and expenses to wells, fields, or other appropriate designations as may be specified by the Unit Operating Committee. Items of Controllable Material and unusual charges and credits shall also be detailed.

     4.    PAYMENTS AND ADVANCES BY NON-OPERATORS

     Each of the Parties hereto shall advance its proportionate part of budget funds as provided by the terms of the Nilam Unit Agreement to which this Unit Accounting Procedure is attached. Should the Operator be required, on short notice, to pay any large sums of money on behalf of either Joint Account, the payment of which sums were unforeseen at the time of the written request for monthly requirements, Operator may make calls on the Non-Operator for additional interim advances covering their respective shares of such payments. Each Non-Operator shall pay its due proportion of all such bills or calls for additional advances within fifteen (15) days after receipt thereof. If payment is not made within such time, the defaulting Party shall be subject to the remedies provided for in the Nilam Unit Agreement to which this Unit Accounting Procedure is attached.

     5.    ADJUSTMENTS AND SETTLEMENTS

     On the monthly statement, as required by Sec 3 above, Operator shall indicate the aggregate amounts actually expended on Joint Operations for the Oil Unit and the Gas
Unit during such month as well as the aggregate amounts actually advanced by Non-Operators. Such statements shall not prejudice the right of any Non-Operators to protest or questions the correctness thereof; provided, however, all statements rendered to the Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four
(24) month period of Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Joint Property as provided for in Section VII.

     6.    AUDITS

     A Non-Operator, upon at least thirty (30) days advance written notice in writing to Operator and all other Non-Operators, shall have the right at its sold expense to audit Operator's accounts and records relating to the accounting hereunder for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided however, the making of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 5 of this Section I. Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of incon-venience to the Operator.

     7.    ACCOUNTING OF OPERATING COSTS

     Operating costs shall be recorded by Operator in cost centers identified as specific and non-specific to Joint Operations. Such cost centers shall be consistent with and in relation to categories in current Budgets. The allocation of operating costs to such cost centers shall be made as specified in Sections II and III of this Unit Accounting


Procedure and shall be applied consistently.

     8.    ACCOUNTING OF INVESTMENT COSTS

     Investment costs shall be recorded by Operator in AFE accounts in a manner consistent with and in relation to categories in current Budgets.

           II.  DIRECT UNIT OPERATING EXPENSES

     Subject to limitation hereinafter prescribed, Operator shall charge the Oil Joint Account and/or the Gas Joint
Account with the following items:

     1.    RENTALS AND ROYALTIES

Rentals and royalties attributable to the Unit Area or production therefrom when such rentals and royalties are paid by Operator for the account of the Parties.

     2.    LABOR

     A. Salaries and wages of Operator's employees directly engaged in the Joint Operations, and salaries or wages of employees (whenever located) who are tempo-



     rarily assigned to, and directly engaged in the Joint
     Operations, whether in Indonesia or elsewhere.

     B. Operator's cost of holiday, vacation, sickness compensatory rest time, overseas differential, re-location allowances, allowances for housing and living disability benefits and other customary allowances paid to the employees whose salaries and wages are chargeable to the Oil Joint Account and/or the Gas Joint Account under Paragraph 2A of this Section II.

     C. Expenditures of contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's labor cost of salaries and wages chargeable under Paragraphs 2A and 2B of this
     Section II.

     D. Reasonable personal expenses of those employees whose salaries and wages are chargeable under Paragraph
     2A of this Section II and for which expenses of the employees are reimbursed under Operator's usual practice.

     3.    EMPLOYEE BENEFITS

Operator's cost of plans for employee's group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature which are applicable to costs chargeable under Paragraph 2 hereof.

     4.    MATERIAL

Material purchased or furnished by Operator for use on the Joint Property.

     5.    TRANSPORTATION AND TRAVELING EXPENSES

Actual cost of the following when necessary for the exploration, development, maintenance, and operation of the Joint Property.

           A. Transportation cost of material, equipment, and supplies.

           B. Transportation cost of employees assigned to the Joint Operations, their families, and their personal and household effects, to and from the Unit Area or other location where they reside or work, also trans-


     portation costs of employees and their families for annual vacation or periodic leave.

           C. Transportation costs and traveling expenses, outside of Houston, Texas, of employees of Operator and its Affiliates when temporarily assigned to perform work for the sole benefit of the Joint Operation.

     6.    SERVICES

           A. The cost of contract services and utilities from outside sources.

           B. Actual cost of technical services, such as laboratory analysis, geophysical and geological inter-pretation, drafting, etc., performed outside of the Unit Area by independent contractors for the benefit of the Joint Operations.

           C. Use and service of equipment and facilities furnished by Operator as provided in Paragraph 5 of
     Section IV hereof.




     7.    DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replace-ment of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or any other cause to the extent not compensated by insurance. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

     8.    LITIGATION AND DAMAGES

Expenditures for the Joint Operations in connection with actual or threatened litigation (including investigation and securing of evidence), discharge of liens, judgements and liquidated claims, and in compromise of claims, accident compensation, death settlements and burial expenses paid in accordance with labor law or union contracts to the extent that any of the foregoing is not recovered from an insurance underwriter; provided no charge shall be made for services rendered to Operator by Operator's in-house legal staff, resident outside Indonesia (such charges to be considered Administrative Overhead under Section III hereof) except upon agreement between Operator and Non-Operators.



     9.    TAXES

All taxes, custom duties, fees and governmental assessments of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties.

     10.   INSURANCE

           A. Premiums paid for insurance carried for the benefit of the operations hereunder, together with all expenditures incurred and paid in settlement of any and all losses, claims, judgments and other expenses, including legal services, not recovered from insurance carrier.

           B. If no insurance is carried as to a particular loss, the actual expenditures incurred and paid by the Operator in settlement of any and all losses, claims, damages, judgments and any other expenses, including outside legal services.

     11.   OFFICES AND CAMPS

All offices and camp expenses (excluding those expenses covered under Section III below), including but limited to, housing, employee hospital and medical expenses, recreation and athletic expenses, schools for employees and their children, safety and other relevant activities applicable to employees and their families shall be charged to the applicable Joint Account. If such offices or camps are used in operation of the Oil Unit and the Gas Unit, or of one or both of such Units and of properties not covered by this Agreement, such costs shall be allocated between such Unit(s) and/or properties serviced in the same proportions as the aggregate of other direct charges applicable to such Unit(s) and/or properties.

     12.   OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is incurred by the Operator for the necessary and proper conduct of the Joint Operations.

     13.   FOREIGN EXCHANGE

The Oil Joint Account and the Gas Joint Account shall bear losses and credits sustained on foreign exchange incurred by Operator in the performance of operations under the Agreement to which this Unit Accounting Procedure is attached.

     14.   ALLOCATION RULE

     Common direct Nilam Unit operating expenses incurred dur-ing a year for the benefit of the Oil Unit and the Gas Unit will be allocated to the Oil Joint Account and the Gas Joint Account, respectively, in the ratio of direct expenditures for the Oil Unit and the Gas Unit during such year.

               III.  INDIRECT OPERATING EXPENSES

Operator may charge the Oil Joint Account and/or the Gas
Joint Account for indirect costs by use of an allocation of area expense as follows:

     The indirect costs charged by Operator to East Kalimantan operations in a year will be the amount of indirect charges allocated to such area in such year under the provisions of the Huffco Operating Agreement, as the same may be amended from time to time. Operator shall allocate to the Unit Area a portion of such indirect costs of its East Kalimantan operations based upon the relative direct expenditures in each of the areas in East Kalimantan in which it operates. Operator will furnish statements by its outside auditors justifying the allocation of such costs among the areas in which it operates in East Kalimantan and certifying that the portion of such costs not allocated to the Unit Area has been allocated by Operator to the other areas in which it operates in East Kalimantan and paid to Operator by the parties on behalf of which it operates. The portion of indirect East Kalimantan expenses in a year allocated to the Unit Area will be further allocated to the Oil Joint Account and the Gas Joint Account, respectively, in the ratio of total direct expenditures for the Oil Unit and the Gas Unit during such year.

               IV.  BASIS OF CHARGES TO THE
           OIL JOINT ACCOUNT AND THE GAS JOINT ACCOUNT

Subject to the further provisions of this Section Iv, Operator will procure all Material and services for the Joint Property. At the Operator's option, Non-Operators may supply Material or services for the Joint Property.

     1.    PURCHASES

Material purchased and service procured shall be charged at the price paid by Operator.

           A. Imported Materials, equipment and supplies at the manufacturer's or suppliers' net invoice price (after all trade and cash discounts), reasonable fees or costs paid to third parties for purchasing and shipping, insurance costs, transportation costs to shipping point, crating and handling costs, transpor-tation costs to point of entry, customs and like importation costs, any applicable duties or taxes, handling from shipside to customs warehouse and trans-portation and handling from customs warehouse.

           B. Local purchased Materials, equipment and supplies, at the vendor's net invoice price (after all trade and cash discounts) plus transportation and other related costs from place of purchase.

     2.    MATERIALS FURNISHED FROM OPERATOR'S WAREHOUSE OR
           OTHER PROPERTIES

           A.  New Material (Condition "A")
           (1) All such Condition "A" Material supplied from Operator's warehouse or other properties shall be on the same cost basis as (but not in excess of) that for purchases in this Section IV, Item 1.

           (2) If Material is moved to the property from the Operator's warehouse or other properties, no charge shall be made for a distance greater than the distance from the nearest entry point normally used, or for warehousing costs, except by agreement with the Non-Operators.

           B.  Used Material (Condition "B" and "C")

           (1) Material in sound and serviceable condition and suitable for reuse without reconditioning, shall be classified as Condition "B" and priced at seventy-five percent (75%) of current and new price.

           (2) Material which cannot be classified as Condition "B" but which,
               (a)   After reconditioning will be further
           serviceable for original function as good secondhand Material (Condition "B"), or

               (b) Is serviceable for original function but substantially not suitable for reconditioning,

           shall be classified as Condition "C" and priced at fifty percent (50%) of current new price.

           (3) PREMIUM PRICES

Whenever Material is not readily obtainable at prices speci-fied in Paragraph 1 and 2 of this Section IV because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Oil Joint Account and/or Gas Joint Account, as applicable, for the required Material at the Operator's actual cost incurred in procuring such Material, in making it suitable for use, and in moving it to the Joint Property, provided, that notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material.

     4.    WARRANTY OF MATERIAL FURNISHED BY OPERATOR

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Oil Joint Account or the Gas Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

     5.    EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

Operator will charge the Oil Joint Account and/or Gas
Joint Account, as applicable, for the cost of all equipment and facilities used directly or indirectly in Oil Unit or Gas Unit operations. Cost is deemed to include all freight and handling cost, taxes of whatever nature, and any and all other costs associated with the acquisition of such equipment and facilities.

               V.    DISPOSAL OF MATERIAL

The Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition



"A" or "B" Material. The disposition of surplus Controllable Material, not purchased by Operator, shall be subject to agreement between Operator and Non-Operators, provided Operator shall dispose of normal accumulations of junk and scrap Material either by transfer or sale from the Joint Property.

     1.    MATERIAL PURCHASED BY THE OPERATOR OR NON-OPERATORS

Material purchased by either the Operator or Non-Operator shall be credited by the Operator to the Oil Joint Account and/or Gas Joint Account, as applicable, for the month in which the Material is removed by the purchaser.

     2.    DIVISION IN KIND

Division of Material in kind, if made between Operator and Non-Operators, shall be in proportion to the respective interests in such Material. The Parties will thereupon be charged individually with the value of the Material received or receivable. Proper credits shall be made by the Operator in the monthly statement of operations.

     3.    TRANSFERS TO OUTSIDERS

Transfers to outsiders of Material from the Joint Property shall be credited by Operator to the Oil Joint Account and/or Gas Joint Account, as applicable, at the net amount collected by Operator from transferee. Any claim by transferee related to such transfer shall be charged back to the Oil Joint Account and/or the Gas Joint Account if and when paid by Operator.

           VI. BASIS OR PRICING MATERIAL TRANSFERRED FROM
                         JOINT ACCOUNT

 Material purchased by either Operator or Non-Operator or divided in kind, unless otherwise agreed to between Operator and Non-Operator shall be priced on the following basis:

     1.    NEW PRICE DEFINED

New price as used in this Section VI shall be the price specified for New Material in Section IV.

     2.    NEW MATERIAL

New Material (Condition "A"), being new Material procured for the Joint Property but never used, at one hundred percent
(100%) of current new price (plus sales tax, if any).

     3.    GOOD USED MATERIAL

Good used Material (Condition "B"), being used Material in sound and serviceable condition, suitable for reuse without reconditioning, at seventy-five percent (75%) of current new price.

     4.    OTHER USED MATERIAL

Used Material (Condition "C) at fifty percent (50%) of current new price, being used Material which:

           A. Is not in sound and serviceable condition but suitable for reuse after reconditioning, or

           B. Is serviceable for original function but not suitable for reconditioning.

     5.    BAD-ORDER MATERIAL

Material (Condition "D") no longer suitable for its original purpose without excessive repair cost but usable for some other purpose, at a price comparable with that of items normally used for such other purposes.

     6.    JUNK MATERIAL

Junk Material (Condition "E"), being obsolete and scrap material, at prevailing prices.

     7.    TEMPORARILY USED MATERIAL

When the use of Material is temporary and its service to the Joint Property does not justify the reduction in price as provided for in Paragraph 3 of this Section VI, such material shall be priced on a basis that will leave a net charge to the Oil Joint Account and/or Gas Joint Account, as applicable, consistent with the value of the service rendered.

               VII.  INVENTORIES

The Operator shall maintain detailed records of controllable material.

     1.    PERIODIC INVENTORIES NOTICE AND REPRESENTATION

At reasonable intervals, inventories shall be taken by Operator of Material in the Oil Joint Account and the Gas Joint Account. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator, who shall in that event furnish Non-Operators with a copy thereof.

     2.    RECONCILIATION AND ADJUSTMENTS OF INVENTORY

Reconciliation of inventory which has been charged to the Oil Joint Account or the Gas Joint Account by the Operator and a list of overages and shortages shall be jointly deter-mined by Operator and Non-Operators. Inventory adjustment shall be made by Operator with the Oil Joint Account and/or Gas Joint Account, as applicable, for overages and short-ages but Operator shall be held accountable to Non-Operators only for shortages due to gross negligence or willful misconduct.

EXHIBIT   D

                     ATTACHED TO NILAM UNIT AGREEMENT
                     EFFECTIVE AS OF JANUARY 1, 1980












                               METHODOLOGY

                     FOR CALCULATING NILAM RESERVES

In the following, it is assumed that Participating Interests will be adjusted to be in accordance with the volumes of proven hy-drocarbons in-place at standard conditions (60 degrees F, 14.696 psia) from the volumetric equations generally accepted by the Petroleum Industry. The method for the determination of petro-physical parameters and for mapping each reservoir is described below, and the basic principles on which an agreement may be reached are put forward.



1.   PETROPHYSICAL PARAMETERS

     1.1   Net Sand and Net Pay

           For each reservoir, the net sand will be taken as the cumulative reservoir thickness, with a clay content
           (Vol) equal to or less than 35% and a useful porosity
           (ou) equal to or more than 10%.
           In the event of the successful RFT, FIT, DST or Pt, (as defined in paragraphs 3.2 and 3.3) in an interval where the Volay is greater than 35% or useful porosity less than 10%, the Volay or useful porosity limits for that reservoir in that well, will be extended as agreed by the NUTC.

           The thickness will be read from the Gamma-Ray curve of the FDC-CNL log adjusted for hole deviation and ex-pressed in feet. (Figures will be rounded to the nearest feet). In non-vertical wellbores the true thickness of the sand will be calculated using the best available deviation data.

           Net pay is defined as the hydrocarbon bearing portion of the net sand (see Section 3 : Criteria for proven re-serves).

     1.2   Clay Content = (Vcl)

           The clay content will be calculated from the Gamma-Ray reading, using the formula:

                           GR - GR min
               Vcl =     ________________
                         GR clay - GR min

           Where   =     GR min = GR reading in the clean sands

           GR clay =     GR reading in the adjacent shales,
                         except organic shales

           The calculations shall be made on a well-by-well basis.

     1.3   Useful porosity - (ou)

           Whenever possible, the useful porosity will be calculated from the FDC-CHL every 2 foot interval, after corrections for lithology, clay content and light hydrocarbons have been made. These corrections shall be made as follows:

           a.  Correction for lithology and clay content:

                            2 (2.7l - pma)
               oNc = On +  __________________ - (Vcl x oNcl)
                                   3

               oDc = Od - (Vcl x oDCl)

                           pma - pb
                     Od = __________
                           pma - pmf
                           pma - pcl
                   Odcl =  _________
                           pma - pmf
                     pma = matrix density

                     pcl = FDC reading in the shales

                     pmf = mud filtrate density

                   Oncl  = CNL reading in the shales


           pmf values :

                         - water base mud : pmf = l + (.73 x ppm
                                                            10-6)
                         - oil base mud   : pmf = .85

           b.  Correction for light hydrocarbons :

                               7 ODC = 2 Onc
                              ______________
               b.1 Compute o1 =      9

               b.2 Compute Sw from Indonesia formula:



                                           1
              Sw n/2  =      _____________________________
                                       Vcl
                                  (1 - ___ )
                                        2

                              Vcl                  olm/2
                 Rt          _____             +  ______
                              Rcl                  a.Rw


                     (where m = w, n = 2, a = .81)

                     Where Rcl = shale resistivity

                                 Rw - formation water resistivity
                                     (see 1.4)

           b.3       Compute Sxo


                                                   1
                     Sxo =       ________________________________
                                                 Vcl
                                           (1 - _____)
                      Rxo                                             2
                                  Vcl                   o1
                               ________           +   _______
                                   Rcl                  a.Rmf


               Where a = .81 and Rmd = mud filtrate resistivity.
               If no reliable Rxo log is available, Sxo - Sw1/5

           b.4       Compute residual hydrocarbon saturation:

                          Srh = 1 Sxo

                     No hydrocarbon correction will be made if Srh < 0.02.

           b.5 Compute hydrocarbon density :

                         8 - 1 + Srh (1.17 + .72 o)
                 ph =    __________________________
                             Srh (1.67 + .75 o)

            Where o =    1         3o1 - m2.15 Odc
                       _____  x   ___________________
                        Odc            0.85

           b.6 Hydrocarbon correction:

           1.07 o1 Srh [pmf (1.11 - .15 ppm .10-6) -1.15ph]
           ______________________________________________ +oDc
    oDc =                         pmf - pma



                    o1 Srh x (0 - 1.67 ph + .17)
      oNc =        ____________________________
                               J                + oNc

           Where J = (1 - ppm -6 )


           b.7 Compute new o1 where o1 =    7 oDC + 2 oNC
                                            _____________
                                                  9

           b.7 Go back to step b.2 (iterate 3 times)

           b.9 ou= o1 (after 3 iterations)

     c. For caved intervals: as the FDC-CNL is not reliable, useful porosity will be calculated from the sonic log corrected for clay content and compaction.

                    1     t zone -  t ma             t cl -  t ma
               ou = __    --------------  - Vcl x    ------------
                    Cp    t mf -   t ma              t mf -  t ma

           Where Cp, comparison factor = 1
                t ma = matrix transit time
                t cl = sonic reading in shales
                t mf = mud filtrate transit time


           For water base muds,  t mf = 189 microsecs/ft.
           for oil base muds,    t mf = 210 microsecs/ft.


     d. For detrital coals within a sand, porosity will be taken from average porosity values in the adjacent intervals within the sand.


     1.4   Water Resistivity : (Rw)

           A table of Rw values, reservoir by reservoir wig be established by the Nilam Unit Technical Committee.
           This table will be updated as new information is gathered.

     1.5   Water Saturation :  (Sw)

           Water Saturation shall be calculated every 2 feet using the Schlumberger Sw formula for Indonesia :

                                      1
           Swn/2 =   ______________________________________
                           (1 - Vcl)
                                ___
                                 2
             Rt           Vcl                +      ou m/2
                      ______________           ____________
                            Rcl                     aRw

               Where : a = .81,   m = 2,   n = 2

     Rt is the uncorrected value of the deep Resistivity curve from the Induction logs (except for wells Nilam 4, 5, 8, 40 and 43 where the uncorrected reading of the Dual Laterolog will be taken from average values in the adjacent intervals within the sane.

     1.6   Clay and Matrix Parameters

           (Rcl,  tcl, Oncl, pcl  tma, pma cp)

           All these parameters will be deduced from the appropriate standard cross-plots. Whenever possible these cross-plots will be made for each zone (i.e. D, E, F, G), in order to take into account the changes of these parameters with depth. The chosen values will be, whenever possible, kept constant all over the NILAM Unit.


2.   VOLUME COMPUTATION:

     2.1   Net-pay Maps

           In addition to the usual considerations of fluids and pressure incompatibilities, which lead to the de-finition of separated reservoirs the following principles will be applied:

           The contour interval will be 10 feet unless the thickest net sand in a reservoir is 15 feet, or less, in which case the contour interval will be 5 feet.

           2.1.1 Maximum thickness = The maximum thickness of one reservoir will be equal to the thickest net sand en-countered by a well, adjusted for hole deviation, rounded to the next higher 5 feet (e.g. well bore sand
           = 18'; max. thickness = 20'; wellbore sand =
           25' ; max thickness = 25').

           2.1.2 Zero contours = The zero contour will be extra-polated from sand values in a reservoir (linear extra-polation), except in cases where a zero sand well would fall within the extrapolated zone. In such cases, the zero contour will be drawn through the zero sand well, and other contours linearly interpolated between 0 and the nearest sand.


           2.1.3 Single well reservoirs = If a reservoir in a well is further than 2 km from the nearest other well in the same reservoir it will be considered as a single well reservoir. No mapping shall be attempted for single well reservoirs. The corresponding reserves will be computed by acreage assignment.

           2.1.4 Acreage assignment = For a reservoir which cannot be mapped (see 2.1.3), volumes will be calculated by assigning to each well an area over which the wellbore net pay will be considered as constant.

           The acreage thus assigned will be a circle around the well containing 320 acres for a gas reservoir, and a circle around the well containing 80 acres for an oil reservoir.

     2.1.5 The subsurface trace of the wellbore will be calculated from available deviation data. Mapping of sands will be carried out using the true subsurface position and true vertical thickness.

     2.1.6 Net pay maps = Will be constructed from net sand maps prepared as above, taking hydrocarbon contacts into consideration. (Net pay defined in 1.1.1)

     2.1.7 No mapping will be attempted between wells in any given reservoir greater than two kilometers apart, or more than two kilometers beyond well control.



     2.2   Hydrocarbon Volumes

           2.2.1 Volumes of hydrocarbons at standard conditions will be defined as :

                     Vsc - VRC / FVF

                     where VRC is the reservoir rock volume as calculated by planimetry from an agreed net pay map of the reservoir in question, multiplied by oavg x (1-Sw avg.) and FVF is the formation volume factor.

                              (h x ou)
           with oavg =     ______________
                                 h


             Sw avg  =        (h x ou x Sw)
                              _____________
                                (h x ou)


           and h, is the true vertical thickness of the pay interval (normally 2 feet) corresponding to each value of ou, Sw.
           All the values of ou and Sw from all the wells in a given reservoir will be considered and given equal weight.

     2.2.2 Datum level = The datum level will be chosen for each reservoir to be the midpoint between the highest proven oil or gas and the lowest proven oil or gas in that reservoir.

     2.2.3 Formation volume factor = gas (BG)
           The formation volume factor for gas will be defined
           as :
                            Psc Tz
                     Bg =  ____________   cuft/SCF
                             Tsc P

           where Psc = 14.696 Psia;  Tsc = 520.0 Or

           Values of P and T should be average reservoir pressure and temperature determined from DST and/or
           BHP surveys when available and reliable. Actual gas analysis data will be used for the calculation of '2' when available and reliable.


           In lieu of the above data, the following empirical formulas should be used:

                     Zone D, z = 0.8899
                     Zone E, z = 0.9328
                     Zone F, z = 1.0052
                     Zone G, z = 1.0589

           The value of P, T will be taken from the following formulae:

                     T (Or) = 0.0206d = 464.0
                     P (Psia = 0.4820d = 397.0

           where d = depth sub-sea, in feet, of the reservoir's datum level where d is deeper than 7,000 feet.

     2.2.4 Formation volume factor = oil (Bo)

           For the purpose of the unitization, the Parties agree to use the average oil formation volume factor available from FLASH analysis, at normal operating conditions, of recombined samples of the reservoir oil, zone by zone (D, E, F, G). In the case where no PVT flash data are available for the zone in question, the Bo value of the nearest zone where it has been measured will be used.












3.   CRITERIA FOR PROVEN RESERVES

     3.1   Correlations and Maps

     3.1.1 Gas zones: Gas reserves are considered proven in a well when all of the following conditions are met,:

           - the zones has Vclay less than or equal to 35% and ou equal to or greater than 10%, subject to paragraph 1.1.

           - the zone is logically correlated to a proven area of the reservoir (regardless of structural position)

           - the sand can be logically extended (i.e. mapped within the limitation of paragraph 2.1.3)

           - the calculated Sw in the cleanest part of the zone is below the following cut-off (otherwise one of the following tests is required : DST,m RFT, FIT or
             Pt)

                           Vcl < 10%    Sw < 50%
                     10% < Vcl < 20%    Sw < 55%
                     20% < Vcl < 30%    Sw < 60%
                     30% < Vcl < 35%    Sw < 65%

            If Vcl > 30%, regardless of the Sw value, and the sand is below the LPG one of the following tests is required to prove gas reserves : RFT, FIT, DST OR PT.

           3.1.2 Oil zones : Oil reserves are proven in a well when all of the following conditions are ful-filled :

                     - the zone has Vclay less than or equal to 35%
                       and ou equal to or greater than 10%, subject to Paragraph 1.1.

                     - the zone is logically correlated to a proven
                       area of the reservoir

                     - the sane can be logically extended, and the
                       well is less than 1 km from the nearest
                       proven oil well in the reservoir.

                     - if the zone is below the LPO, the calculated
                       Sw is less than the following cut-off
                       otherwise, one of the following tests is required : DST, RFT, FIT, or Pt)

                           Vcl < 10 %   Sw < 40%
                     10% < Vcl < 20 %   Sw < 45%
                     20% < Vcl < 30 %   Sw < 50%

                     (If Vcl > 30%, one of the following tests is required to prove reserves : RFT,DST,FIT,PT).

                     If the zone is above the HPO, one of the following tests is required to determine if the hydrocarbon is oil : DST, FIT, RFT, PT, otherwise it is proved gas.

           3.2 RFT and FIT tests

               A RFT or a FIT showing a minimum recovery of 2 SCF of gas, will be considered as proving gas reserves, or 1 liter of oil (with a maximum GOR of 3000
               SCF/STB) will be considered as proving oil reserves.

           3.3 DST and PT

               Recovery of a minimum of 200,000 SCF/D of gas, will be considered as proving gas reserves.
               The recovery of a minimum of 10 BOPD, with a GOR or less than 3000 SCF/STB will be considered as proving oil reserves.

           3.4 In cases where a DST or PT and either a RFT or a FIT have been carried out on the same zone (and are both mechanically successful), only the DST or PT result will be used.

                  DEFINITIONS OF TERMS AND ABBREVIATIONS

Page 2

           Vcl       = clay content expressed in percent
           FDC       = Formation Density Compensated
           CNL       = Compensated Neutron Log

           GR        = Gamma Ray
           GR min    = minimum Gamma Ray reading in API units
           GR max    = maximum Gamma Ray reading
           Onc       = porosity from neutron log corrected for clay
           oDc       = porosity from density log corrected for clay
           oN        = porosity from neutron log
           pma       = matrix density in gm/cc
           oNcl      = neutron porosity of clay
           oD        = porosity calculated from density log
           pcl       = clay density
           pmf       = density of mud filtrate
           oDcl      = porosity from density log of clay

Page 3

           o1        = porosity corrected for light hydrocarbon
                       effects
           Sw        = water saturation
           Rt        = resistivity from log
           Rw        = formation water resistivity
           Rcl       = resistivity of clay





















                                  - 16 -



Page 4

           Sxo       = flushed zone water saturation
           Rxo       = resistivity of flushed zone
           Rmf       = resistivity of mud filtrate
           Srh       = residual hydrocarbon saturation
           ph        = hydrocarbon density


Page 5

           oNC       = porosity from neutron log corrected for
                       clay and light hydrocarbon
           oDC       = porosity from density log corrected for
                       clay and light hydrocarbons
           ppm       = mud filtrate salinity expressed in ppm
           Cp        = compaction factor
            tma      = interval transit time of the matrix
            tcl      = interval transit time of the clay
            tmf      = interval transit time of the mud filtrate
            t zone   = interval transit time of the zone

Page 9

           Bg        =  Formation Volume Factor for gas
           Pst       =  Pressure at Standard Conditions
           T         =  Reservoir Temperature (oR)
           z         =  Supercompressibility Factor
           Tsc       =  Temperature at Standard Conditions
           P         =  Reservoir Pressure (psia)
           oR        =  Degrees Rankin
           SCF       =  Standard Cubic Feet
           Psia      =  Pounds per square inch absolute
           cu ft     =  Cubic Foot














                                  - 17 -



Page 11

           Bo        = Formation Volume Factor for oil
           PVT       = Pressure Volume Temperature

           DST       = Drill Stem Test
           PT        = Production Test
           LPG       = Low Proven Gas - The lowest structural

                                        occurrence of proven gas as
                                        defined in Section 3.1.1

           LPO       = Low Proven Oil - The lowest structural
                                        occurrence of proven oil
                                        as defined in Section 3.1.2

           HPO       =  High Proven Oil - The highest structural
                                          occurrence of proven oil
                                          as defined in Section
                                          3.1.2

           SCF/D     = Standard Cubic Feet/Day
           STB       = Stock Tank Barrel
           BOPD      = Barrels Oil Per Day
           GOR       = Gas Oil Ratio

Jakarta

December 6, 1982

PERTAMINA
Bacan Koordinator Kontraktor Asing
Annex Building, 5th Fl.
Jln. Merdeka Timur 1-A
Jakarta

Attn:  Mr. D. Zahar
       Head of BKKA



Dear Sir:

Re:  Nilam Unit Agreement

     Section 2.2 of the Nilam Unit Agreement provides for a final redetermination of Participating Interests in the Nilam Oil Unit and Nilam Gas Unit based on data available on June 30, 1982.

     Such adjustment of Participating Interests requires
Pertamina's approval before being used for purposes of the Huffco
Contract and the Inpex Contract, as those terms are defined in the Nilam Unit Agreement.

     The parties have now reviewed the data available on June 30, 1982, and are in agreement that:

     The Participating Interests of the parties in Oil and the Oil Unit shall be as follows:

     Huffington Venturers:              78.84%
     Total Venturers:                   21.16%

     The Participating Interests of the parties in Gas and Natural Gas Liquids and in the Gas Unit shall be as follows:

     Huffington Venturers:              81.43%
     Total Venturers:                   18.57%

     In accordance with the terms of the Nilam Unit Agreement, Huffco and Total request that Pertamina approve the revised
Participating Interests as above stated.

     It is our understanding that the Nilam Unit Agreement has been approved in principle by the Government, subject only to their approval of the final Participating Interests. We request therefore, that when confirming your approval pursuant to Section 2.2, you confirm the Government's approval of the Nilam Unit Agreement and the final Participating Interests as set out above.

Very truly yours,


For and on behalf of                    For and on behalf of

HUFFCO VENTURERS:                       TOTAL VENTURERS:


/S/                                     /S/
J.R. Weyler                             J. M. Demanche
President, Huffco Indonesia             General Manager, Total
                                        Indonesie